Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors of
Hungarian Telephone and Cable Corp.:

We consent to incorporation by reference in the registration statement on Form S-8 of Hungarian Telephone and Cable Corp. of our report dated April 12, 2000, relating to the consolidated balance sheets of Hungarian Telephone and Cable Corp. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations and comprehensive income (loss), stockholders' deficiency and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Hungarian Telephone and Cable Corp.

                                        KPMG Hungaria Kft.



Budapest, Hungary
January 29, 2001